Media Contact:	Investor Contact:
Jodi Guilbault MIPS Technologies, Inc. +1 650-567-5035 jodi@mips.com	Deborah Stapleton Stapleton Communications Inc. +1 650 470-0200 ir@mips.com

MIPS Technologies Receives Additional Notice from NASDAQ

MOUNTAIN VIEW, Calif., May 15, 2007 — MIPS Technologies, Inc. (NASDAQ: MIPS), today announced that the company is in receipt of a Nasdaq Additional Staff Determination letter dated May 14, 2007, advising the company that it is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14).

The notice was issued in accordance with standard Nasdaq procedures due to the delayed filing of the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. This follows similar letters received on February 15, 2007, November 14, 2006 and September 19, 2006 that the company was not in compliance with the filing requirements for continued listing due to the delayed filing of the company’s Quarterly Reports on Form 10-Q for the period ended December 31, 2006 and September 30, 2006 and the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006. The company plans to present its views with respect to this additional deficiency to the Nasdaq Listing and Hearing Review Council (the “Listing Council”) in writing no later than May 21, 2007.

Previously, on March 14, 2007, the company reported that Nasdaq will continue the listing of the company’s common stock on the Nasdaq Global Market pending a review by the Listing Council of the February 2, 2007 decision by the Nasdaq Listing Qualifications Panel (the “Panel”) that required the company to file the Form 10-K and Form 10-Q for the quarter ended September 30, 2006 by March 19 and March 26, 2007, respectively. The Listing Council also determined to stay the Panel’s February 2, decision. On May 4, 2007, the company submitted a status report on the investigation and restatement progress to the Listing Council to consider in their review.

The company is working diligently to complete all necessary filings and thereby demonstrate compliance with all applicable requirements for continued listing on the Nasdaq Global Market. While the company’s common stock will remain listed on Nasdaq pending the conclusion of the Listing Council’s review, there can be no assurance that the Listing Council will determine that the company should remain listed on Nasdaq following the completion of its review.

About MIPS Technologies
MIPS Technologies, Inc. (NASDAQ: MIPS) is a leading provider of industry-standard processor architectures and cores for digital consumer, networking, personal entertainment, communications and business applications. The company drives the broadest architectural alliance that delivers 32- and 64-bit embedded RISC solutions to the embedded market, and in combination with its licensees, offers the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products worldwide. MIPS Technologies currently owns over 400 patent properties (patent and applications) worldwide and licenses its intellectual property (IP) to today’s leading semiconductor companies, ASIC developers and system OEMs.

Today, MIPS-Based designs are integrated in millions of products around the world, including broadband devices from Linksys, digital cameras from Canon, DTVs and entertainment systems from Sony, DVD Recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco and laser printers from Hewlett Packard. Founded in 1998, MIPS Technologies is based in Mountain View, California, with offices worldwide. For more information, please contact (650) 567-5000 or visit http://www.mips.com.

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